Exhibit 99.1

Coastal Community Bank Names New Chief Credit Officer

Everett, Wash., October 15, 2018 —Coastal Financial Corporation (“Coastal”), the bank holding company for Coastal Community Bank today announces the appointment of Dan Lee as Executive Vice President and Chief Credit and Risk Officer. Dan will oversee the management and strategic direction of commercial and consumer lending, audit and compliance, risk management and BSA activities.

Dan brings over three decades of experience in the financial industry with expertise in mergers and acquisitions, initial public offerings, and middle market and large commercial lending. In his most recent role as Chief Operations and Credit Officer for the Bank of the Cascades, he worked to increase credit performance, resolve regulatory issues and acquire banks in the Pacific Northwest. After helping to achieve all corporate objectives, Bank of Cascades sold to First Interstate Bank in 2017, creating a $12B bank across six western states. Prior to that, he served in the strategic leadership of both public and privately held banks.

“Having advised larger regional banks through acquisitions, record periods of growth and a recapitalization, Dan brings a unique and broad skill set to our executive team,” said Eric Sprink, CEO and President of Coastal Community Bank. “His proven track record will strengthen our financial position as we continue to evolve.”

Dan earned his BS and MBA from the Kelley School of Business, Indiana University. In addition, he completed the ABA Graduate School of Banking—currently Wharton Business School, University of Pennsylvania. He served as a Director on the Government Relations Council of the American Bankers Association and has a rich history of helping advocate for community resources that benefit new businesses and charitable services.

About Coastal Financial Corporation

Coastal Financial Corporation is the bank holding company for Coastal Community Bank, headquartered in Everett, Washington, which provides a wide range of banking products and services to consumers and small to medium sized businesses in the Puget Sound region in the state of Washington. As of June 30, 2018, Coastal had total assets of $850.9 million, total loans of $700.7 million and total shareholders’ equity of $69.5 million.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements reflect Coastal’s current views with respect to, among other things, the commencement and completion of the initial public offering of its common stock. Any statements about Coastal’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Coastal cautions that the forward-looking statements in this press release are based largely on Coastal’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Coastal’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and Coastal does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

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